Exhibit 99.2

Intellectual Ventures Exclusively Licenses Filed Patents to Visualant

Intellectual Property Developed by Inventor Network

Seattle, WA – (November 25, 2014) – Visualant, Inc. (OTCQB: VSUL), a leading provider of disruptive light-based technologies, announced today that Intellectual Ventures (IV) has exclusively licensed to Visualant filed patent applications developed by their inventor network.  The patents in question cover a number of unique applications and enhancements of the Visualant ChromaID™ technology.

Visualant and IV entered into a strategic relationship late last year.  Pursuant to that agreement Visualant provided twenty ChromaID development kits to Intellectual Ventures for distribution to twenty inventors and inventor groups in the IV global inventor network.  Those inventors returned a significant number of invention disclosures from which IV will file a number of patents based upon the Visualant ChromaID technology.  Pursuant to the agreement between the parties, IV filed a number of patents which they have exclusively licensed to Visualant in exchange for a royalty payment resulting from commercialization of the technology.  Additionally, IV will pursue commercialization opportunities for the Visualant technology through their own business development process.

ChromaID is a breakthrough, light-based identification and measurement technology, with the potential to disrupt traditional spectral analysis and other costly methods of identification, authentication and diagnosis.  The ChromaID development kits allow companies to work with the Visualant technology and explore unique applications of the technology to solve particular problems in their industry segment.

Ron Erickson, Visualant Founder and CEO said, “We have had a first class experience working with Intellectual Ventures and their global inventor network.  We provided our foundational technology to them and they in turn created a broad array of exciting applications and extensions to our technology.  IV has filed patents that grew out of that process and has now assigned those filed patents to Visualant.  Now, we will go out into the market to exploit and license that intellectual property.”

Eric Bell, Senior Director, Investment Strategy at the Invention Development Fund of Intellectual Ventures, said, “Our inventor network developed creative extensions of the Visualant technology around which we have filed a number of patents. These are now exclusively licensed, worldwide to Visualant.  We will continue to work with Visualant to assist them in exploiting their ChromaID technology and finding marketplace commercialization opportunities for their technology.”

About Intellectual Ventures

Founded in 2000, Intellectual Ventures (IV) is the global leader in the business of invention. IV collaborates with leading inventors, partners with pioneering companies and invests both expertise and capital in the process of invention. IV’s mission is to energize and streamline an invention economy that will drive innovation around the world. For more information on IV, go to www.intellectualventures.com

About IVIN

The Intellectual Ventures Invention Network (IVIN) is a collaborative community of scientific and technical experts, inventors and entrepreneurs who work together to create, improve and evaluate inventions. IVIN membership provides access to financial incentives and the global resources of Intellectual Ventures, an invention capital company with one of the largest and fastest-growing intellectual property portfolios in the world. Members can submit their inventions to IV for patenting and monetization or get paid for reviewing new inventions, analyzing existing patents or inviting other inventors to join IVIN. By supporting good ideas and the people who develop them, IVIN encourages a continual supply of useful and valuable inventions.

About Visualant, Inc.

Visualant™ is a public company whose shares trade under the stock symbol “VSUL.” The Visualant Spectral Pattern Matching™ (SPM) technology directs structured light onto a substance or material, through a liquid or gas, or off a surface, to capture a unique ChromaID™. A ChromaID can be used to identify, detect, or diagnosis markers invisible to the human eye. ChromaID scanner modules can be integrated into a variety of mobile or fixed-mount form factors. The patented, award-winning technology is disruptive, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab-based tests. For more information on Visualant, visit the company’s new website at www.visualant.net.

Contact:

Intellectual Ventures Contact:

Nick Gibson

gibson@intven.com

or

Visualant Press Contacts:

Hal Bringman

Email      hal@nvpr.com

Desk       +1 (206) 299-0622 ext 801

Mobile    +1 (310) 210-8011,

Skype halbringman